Exhibit 99.1

Watsco Reports Record Second Quarter Results

Record First-Half Operating Cash Flow;

Continued Investments in Technology and Network Expansion;

Announced Purchase of $206 Million HVAC Distributor Peirce-Phelps, Inc.

MIAMI, FLORIDA – (GLOBENEWSWIRE), July 18, 2019 – Watsco, Inc. (NYSE: WSO) reported its second quarter results. Record sales and net income attributable to Watsco was achieved for the quarter and six-month periods ended June 30, 2019.

Second Quarter Results

Strong sales and earnings growth during the first two months of the quarter were offset by a dramatic slowdown in June from cooler, wetter weather in certain markets. Sales momentum has rebounded in July and the Company believes it can produce record performance for the year. Results also reflect increased investments in new locations and to expand the adoption, penetration and development of Watsco’s industry-leading technology platforms.

Sales trends:

•	3% sales growth to a record $1.372 billion (1% increase on a same-store basis)

•	3% growth in HVAC equipment (69% of sales), including 4% growth in residential products

•	2% decline in other HVAC products (28% of sales)

•	1% decline in commercial refrigeration products (3% of sales)

Key performance metrics:

•	Earnings per share (EPS) of $2.40 on record net income attributable to Watsco of $90 million

•	2% increase in gross profit to a record $328 million (20 basis-points lower gross margin)

•	5% increase in selling, general and administrative (SG&A) expenses, including 17 new locations

•	2% increase in SG&A, excluding locations opened or acquired during the last 12 months

•	2% decrease in operating profit to $134 million

Albert H. Nahmad, Watsco’s Chairman and CEO stated: “Watsco’s second quarter performance produced the highest sales and net income of any quarter in our history despite weather conditions and strong earnings comparisons of a year ago. We are encouraged by our acquisition-related activities, which add to our presence and capabilities in important markets. We remain very active to identify and act on more opportunities to invest in and grow our Company.”

First-Half 2019 Results

Sales trends:

•	2% sales growth to a record $2.303 billion (1% increase on a same-store basis)

•	3% growth in HVAC equipment (68% of sales)

•	2% decline in other HVAC products (28% of sales)

•	2% decline in commercial refrigeration products (4% of sales)

Key performance metrics:

•	1% earnings per share growth to a record $3.34

•	1% increase in net income attributable to Watsco to a record $125 million

•	2% increase in gross profit to a record $562 million (flat gross margin of 24.4%)

•	3% increase in SG&A, including 17 new locations

•	1% increase in SG&A, excluding locations opened or acquired during the last 12 months

•	Operating profit declined 1% to $190 million

•	Operating cash flow increased to a record $68 million

Acquisitions

Watsco completed three transactions during the second quarter for aggregate consideration of $60 million, consisting of $53 million in cash and $7 million in Watsco shares.

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In April 2019, Watsco acquired DASCO Supply, a distributor of HVAC products operating seven locations and serving over 2,500 customers in New Jersey, New York and Connecticut. DASCO had revenues of approximately $56 million in 2018.

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In April 2019, Watsco purchased an additional 1.8% ownership interest in Russell Sigler, Inc., raising its ownership interest to 38.1%. Russell Sigler is a distributor of HVAC products operating from 30 locations throughout the Western U.S. with revenues of approximately $770 million in 2018. Watsco maintains the exclusive right to purchase the remaining ownership interests held by the Sigler family, at their discretion, subject to the terms and conditions set forth in a shareholder agreement.

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In June 2019, Watsco increased its ownership of Homans Associates, a division of Carrier Enterprise Northeast LLC, from 80% to 100%. Homans Associates sells products from 16 locations in the Northeastern U.S. and now operates as a stand-alone subsidiary of the Company. Homans had revenues of approximately $184 million in 2018.

Watsco announced today that it has executed an agreement to acquire the HVAC business of Peirce-Phelps, Inc. Peirce-Phelps was founded in 1925 and is one of the largest distributors in North America with current annual sales of approximately $206 million. Peirce Phelps currently serves over 9,000 contractor-customers from 19 locations in Pennsylvania, New Jersey and Delaware. Peirce-Phelps will operate as a subsidiary of Carrier Enterprise LLC, a joint venture formed in 2009 between Watsco and Carrier Corporation. Terms of the transaction were not disclosed. Closing of the transaction is subject to customary conditions.

Technology Investments

Watsco has launched a variety of technologies and process enhancements to transform how HVAC contractor customers are served. Speed, productivity and scale are critical factors as the digital era progresses and Watsco is making investments to ensure an unparalleled customer-experience. The most notable is the digitization of Watsco’s interactions with its customer-base through e-commerce and mobile apps, supported by the industry’s richest depository of product information of over 700,000 SKUs.

Watsco has also launched internal-facing technologies, including (1) a business intelligence platform to provide insights to 600+ P&L managers and their teams, (2) proprietary order fulfillment software to deliver speed, convenience and order accuracy to customers (currently used at two-thirds of the Company’s locations), and (3) demand planning and inventory optimization software to improve fill-rates and inventory turns and to reduce real estate requirements.

Technology spending increased $1.5 million during the second quarter (or 3 cents per diluted share) and increased $2.9 million (or 7 cents per diluted share) for the first-half of 2019, driven in part by the Company’s acquisition of Alert Labs in August 2018, an early stage company and pioneer in the IoT space.

Specific technology-related achievements thus far in 2019:

•	E-commerce sales were $1.3 billion over the last 12 months (31% of U.S. and Canadian sales).

•	73,000 unique users of Watsco’s mobile apps (60% increase over last year).

•	Launch of Distributor Managed Inventory (DMI) to digitally-enable stocking and replenishment at a customer’s location.

•	Launch of Sentree, Watsco’s proprietary IoT device for remotely monitoring the health and operational condition of installed HVAC systems to connect our customers with homeowners.

•	Continued focus on productivity initiatives leveraging Watsco’s data analytics platform and teams to improve efficiency.

•	Completed implementation of Order Fulfillment (OF) software for all Watsco’s subsidiaries.

•	Broader use of demand planning and inventory optimization software.

•	Broader use of freight optimization tools and designed to reduce freight costs.

Cash Flow & Dividends

Operating cash flow for the first half of 2019 was a record $68 million versus a cash use of $19 million in 2018. The Company has targeted cash flow from operations to exceed net income in 2019. Since 2000, Watsco’s operating cash flow was approximately $2.4 billion compared to net income of approximately $2.2 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Watsco has paid cash dividends for 45 consecutive years. Dividends paid during the first half of 2019 increased 19% to $120 million compared to last year. The Company’s philosophy is to share increasing amounts of cash flow with shareholders through higher dividends while maintaining a conservative financial position. In January 2019, we raised our annual dividend 10% to $6.40 per share. Future increases in dividends will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s overall financial condition.

Adoption of Lease Accounting Standard

Effective January 1, 2019, we adopted the Financial Accounting Standards Board Accounting Standards Update 2016-02, Leases, which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous guidance. We have recorded lease right-of-use assets and lease liabilities and presented these amounts separately on our Condensed Consolidated Balance Sheet as of June 30, 2019. The adoption of this standard did not have a material impact on our Condensed Consolidated Results of Operations or Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2019.

Second Quarter Earnings Conference Call Information

Date: July 18, 2019

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures on a “same-store basis” and the presentation of SG&A expenses to exclude the impact of locations opened or acquired over the last 12 months. Information referring to “same-store basis” exclude the effects of locations closed, acquired, or locations opened, unless they are within close geographical proximity to existing locations, during the immediately preceding 12 months. In the analysis of SG&A performance, the costs pertaining to new locations (opened or acquired) during the preceding 12 months are excluded to derive an informative comparison to the prior year periods. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 300,000 contractors and technicians visit or call one of its 585 locations each year to get information, obtain technical support and buy products. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except share and per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues	$1,371,854	$1,332,743	$2,303,132	$2,259,320
Cost of sales	1,043,870	1,011,977	1,741,388	1,707,721

Gross profit	327,984	320,766	561,744	551,599
Gross profit margin	23.9%	24.1%	24.4%	24.4%

SG&A expenses	196,549	186,577	376,621	365,111

Other income	2,965	3,157	4,409	4,795
Operating income	134,400	137,346	189,532	191,283
Operating margin	9.8%	10.3%	8.2%	8.5%

Interest expense, net	1,212	763	1,988	1,328

Income before income taxes	133,188	136,583	187,544	189,955
Income taxes	25,278	28,319	35,830	39,314

Net income	107,910	108,264	151,714	150,641
Less: net income attributable to non-controlling interest	17,755	18,307	26,522	26,465

Net income attributable to Watsco	$90,155	$89,957	$125,192	$124,176

Diluted earnings per share:
Net income attributable to Watsco shareholders	$90,155	$89,957	$125,192	$124,176
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	7,511	7,374	10,354	10,144

Earnings allocated to Watsco shareholders	$82,644	$82,583	$114,838	$114,032

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	34,462,960	34,379,195	34,432,948	34,349,815

Diluted earnings per share for Common and Class B common stock	$2.40	$2.40	$3.34	$3.32

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2019	2018
Cash and cash equivalents	$55,915	$82,894
Accounts receivable, net	655,418	501,908
Inventories	967,394	837,129
Other	16,367	19,875

Total current assets	1,695,094	1,441,806

Property and equipment, net	95,586	91,046
Operating lease right-of-use assets	190,530	—
Goodwill, intangibles, net and other	651,224	628,181

Total assets	$2,632,434	$2,161,033

Accounts payable and accrued expenses	$519,734	$357,320
Current portion of long-term obligations	60,784	246

Total current liabilities	580,518	357,566

Borrowings under revolving credit agreement	219,600	135,200
Operating lease liabilities, net of current portion	129,636	—
Deferred income taxes and other liabilities	69,318	66,554

Total liabilities	999,072	559,320

Watsco’s shareholders’ equity	1,355,595	1,347,849
Non-controlling interest	277,767	253,864

Shareholders’ equity	1,633,362	1,601,713

Total liabilities and shareholders’ equity	$2,632,434	$2,161,033

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$151,714	$150,641
Non-cash items	22,221	18,397
Changes in working capital	(105,489)	(188,294)

Net cash provided by (used in) operating activities	68,446	(19,256)

Cash flows from investing activities:
Business acquisition, net of cash acquired	(16,761)	—
Capital expenditures, net	(9,105)	(8,738)
Investment in unconsolidated entity	(4,940)	—

Net cash used in investing activities	(30,806)	(8,738)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(120,178)	(100,765)
Purchase of additional ownership interest from NCI	(32,400)	—
Net proceeds under revolving credit agreement	84,400	119,800
Other	2,852	1,739

Net cash (used in) provided by financing activities	(65,326)	20,774

Effect of foreign exchange rate changes on cash and cash equivalents	707	(1,276)

Net decrease in cash and cash equivalents	(26,979)	(8,496)
Cash and cash equivalents at beginning of period	82,894	80,496

Cash and cash equivalents at end of period	$55,915	$72,000